Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – April 27, 2021

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2021 Results:

•	Net earnings of $2.0 million, compared to $1.8 million for Q1 2020

•	Earnings per share of $0.56 per share, compared to $0.50 per share for Q1 2020

•	Mortgage lending income of $0.5 million more than doubled, compared to $0.2 million in Q1 2020

•	Funded 204 loans in 2021 totaling $18.7 million under the Paycheck Protection Program (“PPP”)

•	Collected $0.9 million in gross PPP loan fees in Q1 2021

•	Allowance for loan losses to total loans of 1.23% or 1.31% excluding PPP loans

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.0 million, or $0.56 per share, for the first quarter of 2021, compared to $1.8 million, or $0.50 per share, for the first quarter of 2020.

“The Company enjoyed strong mortgage revenue and excellent credit quality in the first quarter of 2021. Low interest rates continue to be a challenge, but we are optimistic that the economy will improve in light of the growing number COVID-19 vaccinations and the easing of pandemic-related restrictions in our markets,” said Robert W. Dumas, Chairman, President, and CEO.

“We continue to work with our small businesses who are affected by the pandemic to help them gain access to PPP funds and also to complete the PPP loan forgiveness process. In the first quarter of 2021, we funded $18.7 million Paycheck Protection Program loans for our customers, which helped support approximately 2,600 employees in our markets,” said Mr. Dumas.

Net interest income (tax-equivalent) was $6.1 million for the first quarter of 2021, a 4% decrease compared to $6.3 million for the first quarter of 2020. This decrease was primarily due to net interest margin compression resulting from the Federal Reserve’s interest rate reductions in response to COVID-19.

Net interest margin (tax-equivalent) decreased to 2.66% in the first quarter of 2021, compared to 3.23% for the first quarter of 2020, primarily due to the lower interest rate environment and changes in our asset mix resulting from the significant increase in customer deposits.

The Company recorded no provision for loan losses during the first quarter of 2021, compared to a provision for loan losses of $0.4 million during the first quarter of 2020. At March 31, 2021, the Company’s allowance for loan losses was $5.7 million, or 1.23% of total loans, compared to $5.6 million, or 1.22% of total loans, at December 31, 2020, and $4.9 million, or 1.10% of total loans, at March 31, 2020. Excluding PPP loans, the Company’s allowance for loan losses was 1.31% of total loans at March 31, 2021.

We have identified certain commercial sectors with enhanced risk resulting from the impact of COVID-19. Loans within these sectors represent 86% of the Company’s total COVID-19 related modifications at March 31, 2021. The table below summarizes the loans outstanding for these sectors at March 31, 2021.

	Portfolio Segment
(Dollars in thousands)	Commercial and industrial	Construction and land development	Commercial real estate	Total	% of Total Loans
March 31, 2021:
Hotel/motel	$741	5,604	48,268	$54,613	12%
Shopping centers	—	—	29,562	29,562	6
Retail, excluding shopping centers	401	—	17,544	17,945	4
Restaurants	1,317	—	12,158	13,475	3
Total	$2,459	5,604	107,532	$115,595	25%

At March 31, 2021, we have granted loan payment deferrals or other loan modifications totaling $32.4 million, or 7% of total loans, compared to $112.7 million, or 24% of total loans at June 30, 2020, the first quarterly period we began offering COVID-19 loan modifications. The tables below provide information concerning the composition of these COVID-19 modifications as of March 31, 2021.

COVID-19 Modifications			Modification Types
(Dollars in thousands)	Balance	% of Portfolio Modified	Interest Only Payment	P&I Payments Deferred
Commercial and industrial	$741	—%	100%	—%
Commercial real estate	31,391	7	100	—
Residential real estate	314	—	—	100
Total	$32,446	7%	99%	1%

COVID-19 Modifications within Commercial Real Estate Segments

(Dollars in thousands)	Balance of Loans Modified	% of Total Segment Loans
Hotel/motel	$26,419	48%
Restaurants	1,442	11

Noninterest income was $1.2 million for the first quarter of 2021 and 2020, respectively. For the first quarter of 2021, noninterest income included an increase in mortgage lending income of $0.3 million. The increase was primarily due to an increase in mortgage lending income as lower interest rates for mortgage loans positively affected refinance activity and pricing margins improved. For the first quarter of 2020, noninterest income included $0.3 million in non-taxable death benefits from bank-owned life insurance.

Noninterest expense was $4.7 million for the first quarter of 2021 compared to $4.9 million for the first quarter of 2020. The decrease was primarily due to a reduction of $0.2 million in various expenses related to the redevelopment of the Company’s headquarters in downtown Auburn.

Income tax expense was $0.4 million for the first quarter of 2021 and 2020, respectively. The Company’s effective tax rate for the first quarter of 2021 was 17.41%, compared to 17.80% in the first quarter of 2020.

The Company paid cash dividends of $0.26 per share in the first quarter of 2021, an increase of 2% from the same period in 2020. At March 31, 2021, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $993 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic and related government, Federal Reserve and regulatory actions, including economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2020 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2021	2020
Results of Operations
Net interest income (a)	$6,057	$6,332
Less: tax-equivalent adjustment	120	120
Net interest income (GAAP)	5,937	6,212
Noninterest income	1,182	1,235
Total revenue	7,119	7,447
Provision for loan losses	—	400
Noninterest expense	4,690	4,856
Income tax expense	423	390
Net earnings	$2,006	$1,801

Per share data:
Basic and diluted net earnings	$0.56	$0.50
Cash dividends declared	$0.26	$0.255
Weighted average shares outstanding:
Basic and diluted	3,566,299	3,566,146
Shares outstanding, at period end	3,566,326	3,566,146
Book value	$29.06	$29.04
Common stock price:
High	$48.00	$59.99
Low	37.55	24.11
Period-end	38.37	41.98
To earnings ratio	17.85	x	16.66	x
To book value	132%	145%
Performance ratios:
Return on average equity (annualized)	7.37%	7.24%
Return on average assets (annualized)	0.82%	0.86%
Dividend payout ratio	46.43%	51.00%
Other financial data:
Net interest margin (a)	2.66%	3.23%
Effective income tax rate	17.41%	17.80%
Efficiency ratio (b)	64.79%	64.17%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$783	$116
Other real estate owned	—	99
Total nonperforming assets	$783	$215

Net recoveries	$64	$81

Allowance for loan losses as a % of:
Loans	1.23%	1.10%
Nonperforming loans	726%	4,196%
Nonperforming assets as a % of:
Loans and other real estate owned	0.17%	0.05%
Total assets	0.08%	0.03%
Nonperforming loans as a % of total loans	0.17%	0.03%
Annualized net recoveries as a % of average loans	0.06%	0.07%

Selected average balances:
Securities	$353,031	$257,317
Loans, net of unearned income	463,424	451,210
Total assets	980,884	838,725
Total deposits	863,194	734,047
Long-term debt	—	—
Total stockholders’ equity	108,890	99,560
Selected period end balances:
Securities	$359,630	$280,435
Loans, net of unearned income	461,879	443,868
Allowance for loan losses	5,682	4,867
Total assets	993,263	856,475
Total deposits	880,590	746,785
Long-term debt	—	—
Total stockholders’ equity	103,639	103,563

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2021	2020
Net interest income, as reported (GAAP)	$5,937	$6,212
Tax-equivalent adjustment	120	120
Net interest income (tax-equivalent)	$6,057	$6,332